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                                                         Friday, July 18th, 2003

President's Letter - July 2003

Dear Shareholders,

Today we filed with the Securities and Exchange Commission our preliminary Proxy Statement for the 2003 Annual Meeting of Shareholders. I would like to take a moment of your time to tell you about the proposals that you will be voting on.

This year's meeting will be held on Monday, August 25th, at 1pm PST at the Downtown Portland Marriott Hotel, unless we receive SEC comments about our proxy materials that require us to change our meeting date. We are also hosting an invitation-only charity sneak preview of "Step Into Liquid" at 7pm in Portland. Watch for details on the New Visual website so that you can plan to attend the meeting and support the charity, Shepherd's Door, that benefits from the screening.

At the Shareholder's Meeting, you and your fellow shareholders will be asked to:

         o    change our name to Rim Semiconductor Company;
         o increase our authorized common stock from 100 million shares to 500 million shares;
         o    elect directors to the New Visual Corporation Board; and
         o ratify the appointment of Marcum & Kliegman, LLP, as our independent auditors for the current fiscal year.

Let's take these proposals one at a time and consider how they help us all reach our goal of becoming a dynamic, profitable fabless semiconductor company.

I would like to introduce you to Rim Semiconductor Company. We received over 250 name submissions - and almost all of them would be printable in a family newspaper. Excellent, creative ideas came through from more than fifty passionate shareholders. We liked Rim more than the others because it captures two ideas in one word. First, our semiconductors will be placed in equipment that sits at the edge of the network. Well, since the network itself is usually a fiber-optic ring, then we sit on the rim of that ring. Second, we will take on a Pacific Rim flavor as we mature. Our customers, engineers, and manufacturing plants will tend to be scattered around the Asian, Pacific and American west coastal regions, because these areas are where the greatest activity in broadband are located. So, by taking the name Rim Semiconductor, we are telling the world where our products will go, and where the bulk of our resources and customers will lie.

The second critically important proposal is to increase our authorized common stock from 100 million to 500 million shares. We need most of these additional 400 million shares to honor our commitments in connection with the financing opportunities that we have been working on. Let me share more about those deals with you.

Let's start with some definition of terms first. "Authorized shares" or "authorized stock" are the maximum number of shares of stock that we can issue. This number is specified in our charter, and has changed in the past with shareholder approval. Generally a much greater number of shares are authorized than required, to give a company's board flexibility to issue more stock as needed. Until an authorized share is issued, it is not counted in the number of shares outstanding, does not have a vote, does not decrease our earnings or loss per share, or have any other effect on the value of the shares that you already own. An authorized but unissued share turns into an issued share when we sell it or give it to an investor, an employee, a consultant, another company, etc., or when an option, warrant or convertible security is converted into common stock.

The need to increase the number of authorized shares above 100 million has been becoming a reality for some time. The math is pretty straightforward, and I would like to review it with you now. You have authorized 100 million shares. We have issued about 66 million of them, and also have reserved another 22 million for the exercise of options, warrants, and the conversion of our existing preferred stock. So we have used up or reserved 88 million of the 100 million.

We need to make sure that we do not run out of authorized common stock. If we ever run out, we will not be able to raise additional money to fund the company, grant options to employees, or other important corporate functions. It is likely that we will want to acquire another company (and we even have a "short list" of possible candidates), and we would probably need common stock for that. Our Articles of Incorporation make sure that the Board of Directors cannot authorize common stock on its own. You must agree (by voting your shares) to create more. About 160 million of these 400 million new shares are earmarked simply to replenish the authorized share pool.

In addition, we want to create - and then immediately set aside - at least 240 million shares for an important and very positive purpose. Mercatus & Partners Ltd. has agreed to use its best efforts to loan us up to $6 million in a series of loans, each of which will be secured by shares of our preferred stock. In the unlikely event that we default on the loans, these preferred shares would then become convertible into shares of our common stock. Otherwise, they are not convertible.

As of today, we have issued about 92,000 shares of preferred stock to Mercatus in connection with proposed loans of about $2.4 million. If for any reason they fail to make the loans, the preferred shares will not be convertible, will have no liquidation preference, and must be returned when we ask for them. For our part, we agreed to use our best efforts to authorize and set aside a sufficient number of shares of common stock in case we default and they want to convert their preferred stock into common stock. So, if these loans are made, we will need to reserve and set aside approximately 92 million shares of our authorized common stock.

We do not know how many additional shares of preferred stock may be necessary to collateralize other loans that may be made in the future with Mercatus, but we assume that we may need to issue 150,000 or more preferred shares to collateralize the entire $6 million proposed loan amount. As a result, we may need to reserve 242,000,000 or more shares of common stock solely to serve as collateral for loans, even though these shares may never be issued.

The third proposal reelects the existing Board of Directors for another year. Our board has served us well, and I am proud to recommend them to you for your vote. You should know also that they have acknowledged that as New Visual becomes a telecom semiconductor company, the composition of the board is likely to change. During this next fiscal year we plan to replace most members with seasoned industry-specific executives. Replacing an existing member does not require shareholder approval. But next year, you will have an opportunity to reappoint such replacement board member if you desire.

The fourth proposal ratifies the appointment of Marcum & Kliegman, LLP, as our independent auditors for the current fiscal year.

It is important that you carefully consider these proposals and send in your vote. If you do not vote, then your shares vote `no' on the proposals to authorize additional shares and change our name. If the proposals fail to win enough votes, then we may not be able to close all of the loans from Mercatus, and cannot change our name. The Board has unanimously approved these proposals, and is voting `yes' to them with all of their shares, which is about 3.2 million.

With your approval of these items, Rim Semiconductor will debut to the world in the fall. If the Mercatus loans close, we will also introduce ourselves to the world with a strong balance sheet and enough cash to finish the technology and ramp up the hiring of key staff. I am excited that we are finally becoming the technology-focused company that we promised to become, and that we are becoming it together with you.


Sincerely,

/s/ Brad Ketch

Brad Ketch
President and CEO

P.S. Please feel free to contact me or Ray Willenberg at 619-692-0333 with your comments or for further clarification. To make sure that we are well within the SEC guidelines for proxy-related communications, we will not be replying in writing to any questions until after the shareholder meeting. We would, as always, be pleased to return your phone calls and speak in person.

IMPORTANT LEGAL INFORMATION
Investors and security holders are urged to read the proxy statement regarding the proposals to be considered at the annual meeting when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by New Visual Corporation and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by New Visual Corporation, at the SEC's web site at WWW.SEC.GOV. The proxy statement, and other related documents filed with the SEC by New Visual Corporation, may also be obtained for free by directing a request to New Visual Corporation at 5920 Friars Road, Suite 104, San Diego, California 92108. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of New Visual Corporation stockholders to approve the proposals to be considered at the annual meeting at the following address: 5920 Friars Road, Suite 104, San Diego, California 92108.